Exhibit 99.1

Contacts:
At Cambridge Heart:	Media:	Investor Relations:
Vincenzo LiCausi	KOGS Communication	Allen & Caron
Chief Financial Officer	Edna Kaplan	Matt H. Clawson
(978) 654-7600 x 6645	(781) 639-1910	(949) 474-4300
vincenzol@cambridgeheart.com	kaplan@kogspr.com	matt@allencaron.com

CAMBRIDGE HEART REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2009

Tewksbury, Mass., March 30, 2010 – Cambridge Heart, Inc. (OTCBB: CAMH), today reported results for its fourth quarter and year ended December 31, 2009. Full financial statements and corresponding commentary can be found in the Company’s Form 10-K, which is expected to be filed with the Securities and Exchange Commission on March 31, 2010. The following financial, strategic and clinical milestones highlight the fourth quarter and subsequent weeks:

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Revenue – Revenue for the fourth quarter was $805,000, slightly up compared to $798,000 in the third quarter of 2009. A total of 15 Heartwave II systems were sold or placed domestically in the fourth quarter.

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MTWA Module Distribution Update – In February 2010, the Company completed the product development phase of the MTWA Module and submitted a 510(k) application for regulatory approval with the U.S. Food and Drug Administration. The Company expects to launch the product with Cardiac Science in the third quarter of 2010.

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Private Placement – In December 2009, the Company completed a private placement of Series D Convertible Preferred Stock, raising net proceeds of approximately $1.8 million. In addition to the Series D Preferred Stock, the Company issued a short-term warrant and a long-term warrant for the purchase of common stock to each investor. If the short-term warrants, which expire on December 23, 2010, are exercised, an additional $1.2 million in capital would be raised. If at anytime during the term of the long-term warrants, which expire on December 23, 2015, the Company’s common stock trades at $0.284 per share or higher for a period of 20 consecutive trading days, the Company can call the remaining long-term warrants, which could generate additional capital of approximately $900,000.

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Cash Expense Reductions – In order to reduce costs and streamline the decision-making process, the Company, in December 2009, reduced the size of its Board of Directors from seven members to five. Furthermore, in March 2010, the Company implemented the following cost cutting initiatives:

•	Replaced 10 percent of senior management’s salaries and 100 percent of senior management’s 2009 earned cash bonuses with options to purchase shares of common stock of the Company;

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Reduced the annual retainer paid to directors and eliminated per meeting fees, which is expected to reduce board related cash compensation by 50 percent. In recognition of this reduction in fees, the Company awarded each director options to purchase shares of common stock of the Company; and

•	Scaled back the level of consultative services across all functions of the Company, and renegotiated certain advisory rates for 2010.

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Clinical Study Update – In February 2010, the results of a clinical study were presented at the 29th Annual Scientific Meeting of the Belgian Society of Cardiology in Brussels, Belgium. The study, conducted at Jolimont Hospital in Haine Saint Paul, Belgium, prospectively evaluated MTWA in 73 consecutive patients who met criteria for implantable cardioverter defibrillator implantation for primary prevention of sudden cardiac death (SCD). At a mean follow-up time of 39 months, the incidence of arrhythmic events in patients with an abnormal MTWA test was 7.6 times that for patients who tested negative. SCD was 4.8 times more common in those with an abnormal MTWA result.

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Other Developments – In December 2009, the Company filed three patent applications with the U.S. Patent Office to further enhance its intellectual property portfolio. These applications cover aspects of the Company’s intellectual property in the areas of measuring Alternans from ambulatory electrocardiographic devices (i.e. Holter monitoring equipment), Alternans and cardiac ischemia, and Alternans and pharmacological agents.

Commenting on the results of the quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “Our fourth quarter revenue remained stable and in line with our expectations despite continued economic challenges impacting the capital equipment market and uncertainty surrounding healthcare reimbursement.” Mr. Haghighi-Mood added, “We are pleased with the pace of progress in the development of our new OEM module. We are on schedule to launch our OEM product in collaboration with our partner Cardiac Science in the third quarter of 2010”

Financial Results for the fourth quarter and year ended December 31, 2009

Total revenue for the fourth quarter ended December 31, 2009 was $805,000, a decrease of 20% from total revenue of $1,012,000 reported during the same period of

2008. On a sequential basis, total revenue increased $7,000 or 1%, from total revenue of $798,000 for the quarter ended September 30, 2009. The decrease in revenue compared to the 2008 period was the result of a number of factors including weak economic conditions and uncertainty about healthcare reform and reimbursement, which had a significant adverse impact on medical capital equipment sales in 2009 as a whole.

Cost of sales for the fourth quarter of 2009 was $430,000, which includes a $27,000 charge to reserve for potentially excess inventory, compared to $1,497,000 in the same period in 2008, which included a $921,000 charge to reserve for potentially excess inventory. The reserve is based on the uncertainty that the Company will realize the full value of the existing inventory over the next 12 months. The inventory was built up in order to satisfy our contractual obligations under the former co-marketing agreement with St. Jude Medical.

Selling, general and administrative expenses for the fourth quarter of 2009 were $1,998,000, a decrease of $377,000, or 16%, compared to $2,375,000 in the fourth quarter of 2008. The decrease in SG&A expense is primarily driven by the reduction in headcount in March 2009 and lower variable selling expenses as a result of lower sales of commissionable products in the U.S.

The operating loss for the fourth quarter of 2009 was $1,746,000, compared to an operating loss of $3,009,000 for the same period last year. Included in the operating loss for the fourth quarter of 2009 was $519,000 of non-cash stock-based compensation expense, and a $27,000 reserve for potentially excess inventory. Excluding the inventory reserve, the operating loss for the fourth quarter of 2009 was $1,719,000. The net loss attributable to common stockholders for the quarter was $1,840,000, which includes a $107,000 expense related to the beneficial conversion feature associated with the Series D Preferred Stock, or $0.03 per share, compared to a net loss of $2,981,000, or $0.05 per share, in the comparable 2008 period.

For the year ended December 31, 2009, total revenue was $3,232,000, a decrease of $1,007,000, or 24%, compared to total revenue of $4,239,000 for the same period in 2008. Gross margin as a percent of revenue for the year ended December 31, 2009 was 43% compared to 25% in 2008. This increase in gross margin is primarily due to the $921,000 inventory reserve provision, recorded in 2008, in connection with inventory built up to satisfy our contractual obligations under the arrangement with St. Jude Medical. Selling, general and administrative expenses for the 12-month period in 2009 were $8,380,000 compared to $10,862,000 in 2008. The operating loss for 2009 of $7,371,000, which included a $27,000 inventory reserve, decreased $2,973,000 compared to an operating loss of $10,344,000, which included the $921,000 inventory reserve, for the same period in the prior year. The operating loss attributable to common stockholders for 2009 included $2,026,000 in non-cash stock based compensation expense. The net loss attributable to common stockholders for the year ended December 31, 2009 was $7,456,000, which includes a $107,000 expense related to the beneficial conversion feature associated with the Series D Preferred Stock, or $0.12 per share, compared to a net loss of $10,030,000, or $0.16 per share, during 2008.

The Company ended the fourth quarter with cash and cash equivalents of $3,159,000. The cash used by operations was $1,229,000 and $4,832,000, respectively, for the quarter and 12 months ended December 31, 2009. The Company believes that the existing resources and currently projected financial results, which include sales of the MTWA Module and Micro-V Alternans Sensors to Cardiac Science, are sufficient to fund operations through December 31, 2010. The projections do not include the potential proceeds of up to $2.1 million from the exercise of common stock warrants outstanding that were issued in connection with the Series D Private Placement.

The Company currently has a total of 92.7 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 24 million shares of common stock, bringing the fully diluted share count to 116.7 million shares of common stock. In March 2010, the Company granted stock option awards to certain employees, directors and consultants of the Company to purchase an aggregate of 7 million shares of common stock of the Company. In connection with the approval of certain of the awards, stock options to purchase an aggregate of 3 million shares of common stock of the Company previously granted to members of senior management were cancelled.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers noted above.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements about the Company’s expected launch of the MTWA Module, the Company’s expected reductions in operating expenses, and the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations through December 31, 2010. Actual results may differ materially from those indicated by these forward-looking statements. Material deviations from our current operating plan, including a delay in gaining FDA clearance for the MTWA Module, a delay in launching the MTWA Module with Cardiac Science, lower than expected sales to Cardiac Science, lower than expected sales of our Heartwave II System, may cause or contribute to such differences. Other factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended December 31,		Twelve months ended December 31,
	2008	2009	2008	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$1,012,197	$804,952	$4,238,743	$3,231,909

Cost of goods sold	1,496,679	430,457	3,178,849	1,841,926

Gross profit	$(484,482)	$374,495	$1,059,894	$1,389,983

Costs and expenses
Research and development	149,401	122,592	542,102	380,840
Selling, general and administrative	2,375,474	1,997,542	10,861,678	8,380,199

Total operating expenses	$2,524,875	$2,120,134	$11,403,780	$8,761,039

Loss from operations	$(3,009,357)	$(1,745,639)	$(10,343,886)	$(7,371,056)

Interest income	46,397	14,643	356,941	29,556
Interest expense	(18,021)	(1,729)	(43,144)	(6,926)

Net loss	$(2,980,981)	$(1,732,725)	$(10,030,089)	$(7,348,426)

Beneficial conversion feature	—	(107,342)	—	(107,342)

Net loss attributable to common stockholders	$(2,980,981)	$(1,840,067)	$(10,030,089)	$(7,455,768)

Net loss per common share - basic and diluted	$(0.05)	$(0.03)	$(0.16)	$(0.12)

Weighted average shares outstanding - basic and diluted	64,543,021	64,608,546	64,543,021	64,574,536

Balance Sheet	December 31,	December 31,
	2008	2009
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$6,207,074	$3,159,468
Marketable securities	—	—
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	766,879	458,887
Inventory, net	1,455,330	1,152,620
Other prepaid assets	123,080	118,312

Total current assets	8,652,363	4,989,287

Fixed assets, net	358,434	239,970
Restricted cash, net current portion	400,000	400,000
Other assets	47,845	42,655

Total assets	$9,458,642	$5,671,912

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,750,700	$1,500,431
Current portion of capital lease obligation	11,135	13,571

Total current liabilities	1,761,835	1,514,002
Capital lease obligation, net of current portion	27,121	13,551

Total liabilities	$1,788,956	$1,527,553

Convertible preferred stock	$11,678,244	$12,870,613

Stockholders’ deficit
Common stock	65,017	64,905
Additional paid-in-capital	84,570,518	87,201,360
Accumulated deficit	(88,644,093)	(95,992,519)

Total stockholders’ deficit	(4,008,558)	(8,726,254)

Total liabilities and stockholders’ deficit	$9,458,642	$5,671,912

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